                                                                   Exhibit 16(c)


                         BEE & ASSOCIATES INCORPORATED



                   CODE OF ETHICS AND STATEMENT OF POLICIES

                              CODE OF ETHICS AND
                             STATEMENT OF POLICIES


                               Table of Contents
                               -----------------

I.     STATEMENT OF GENERAL PRINCIPLES...........................................   1

II.    DEFINITIONS...............................................................   2

III.   PROHIBITIONS..............................................................   3

IV.    EXEMPTIONS................................................................   4

V.     REPORTING.................................................................   5

VI.    REVIEW....................................................................   7

VII.   SANCTIONS.................................................................   7

VIII.  PROCEDURES FOR PREVENTING THE TRADING ON MATERIAL, NONPUBLIC INFORMATION..   8

IX.    ANNUAL REPORTING AND CERTIFICATION........................................  11

X.     OTHER LEGAL AND REGULATORY MATTERS........................................  12

XI.    MISCELLANEOUS PROVISIONS..................................................  14

I.   STATEMENT OF GENERAL PRINCIPLES

The success of Bee & Associates Incorporated (the "Adviser") as an investment adviser depends upon its reputation for excellence and integrity in the investment marketplace. All directors, officers and employees of the Adviser must therefore act in accordance with the highest ethical standards.

A relationship of trust and confidence exists between the Adviser and its clients. As a result, the interests of the Adviser's clients must always come first. This means that all actions by directors, officers and employees of the Adviser which are detrimental, or potentially detrimental, to the Adviser's clients must be avoided. While this principle extends to a broad range of actions and practices, it is of particular relevance to any decision relating to the personal investment activities of directors, officers and employees of the Adviser since such activities may involve potential conflicts of interest. In order to fulfill their fiduciary duties, all directors, officers, and employees of the Adviser must conduct their personal securities transactions in a manner which does not operate adversely to the interests of the Adviser's clients or serves their own personal interests ahead of such clients.

In order to ensure that directors, officers, and employees of the Adviser comply with their fiduciary duties and other standards imposed by federal securities law upon their personal investment activities, the Adviser has adopted this Code of Ethics and Statement of Policies (the "Code"). The Code includes specific provisions with which all covered persons must comply. However, compliance with these technical provisions alone will not be sufficient to insulate from scrutiny trades which show a pattern of abuse of the individual's fiduciary relationships. Therefore, all individuals are expected to abide by the spirit of the Code and the principles articulated herein.

In the course of fulfilling the responsibilities of their positions, directors, officers, and employees of the Adviser routinely deal with issuers of securities, broker/dealers and business associates of the Adviser and its clients. Such relationships can result in the individual being offered or given unusual investment opportunities, perquisites, or gifts from persons doing or seeking business with the Adviser or its clients. All such offers and gifts which are more than de minimis in value (see Section III.(d) of the Code) should be declined or returned in order to prevent a situation which might compromise or appear to compromise a director's, officer's or employee's exercise of independent and objective judgment on behalf of the Adviser's clients.

This Code establishes policies and procedures which govern certain types of personal securities transaction by individuals deemed to be "Access Persons" of the Adviser. In addition, the Code establishes policies and procedures applicable to all directors, officers, and employees of the Adviser which have
              ---
been designed to detect and prevent the misuse of material, nonpublic information in securities transactions and to provide guidance in other legal and regulatory matters. Compliance with the Code is a condition of employment and willful or repeated violation of its provisions may be cause for termination of employment.

II.  DEFINITIONS

     (a)  "Access Person" means (i) any director or officer of the Adviser and
          (ii) any employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

     (b) "Account" means any investment company pension or profit-sharing plan, or any institutional or private account for which the Adviser is the investment adviser or sub-adviser.

     (c) "Beneficial Owner" shall mean any director, officer or employee who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from a transaction in the subject Securities.

     (d) "Compliance Officer" shall mean the officer or employee of the Adviser designated to receive reports and take certain actions as provided in this Code.

     (e) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     (f) "Investment Personnel" means any Access Persons employed as portfolio managers, security analysts or security traders, and all support employees reporting directly to such persons.

     (g) "Purchase or sale of a Security" includes the purchase, writing or sale of an option to purchase or sell that Security, the purchase or sale of any derivative Security whose value is derived from that Security, and the purchase or sale of any other Security which has a substantial economic relationship to that Security (e.g., a Security issued by a partnership which has a substantial portion of its assets invested in the Security being purchased or sold).

     (h) "Security" shall have the same meaning as that set forth in Section 202(a)(18) of the Investment Advisers Act of 1940 (generally, all securities).

     (i) A Security is "being considered for purchase or sale" when a portfolio manager is seriously considering the purchase or sale of a Security for a current Account, or when a security analyst has made and communicated a recommendation to purchase or sell a Security for an Account, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Any director, officer or employee who has any questions regarding these definitions should consult with the Compliance Officer.

III. PROHIBITIONS

NOTE: Subject to a final decision by Adviser management after having reviewed all of the facts and circumstances relevant to the particular transaction, individuals covered by the following prohibitions may be required to disgorge all or a portion of any profit they realize as a result of participating in any of the prohibited personal securities transactions discussed below. See Section
VII. SANCTIONS of the Code for a more detailed discussion of this matter.

Prohibitions Applicable To All Access Persons
---------------------------------------------

     (a)  Prohibition Against Certain Securities Transactions.  No Access Person
          ---------------------------------------------------
          shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

          (1)  is being purchased or sold by an Account; or

          (2)  is being considered for purchase or sale by an Account.

     (b)   Prohibitions Against Participating in an Initial Public Offering. All
           ----------------------------------------------------------------
           Access Persons are prohibited from acquiring any Security in an initial public offering.

     (c)  Limitations on Gifts.  All Access Persons are prohibited from
          --------------------
          receiving on an annual basis any gifts or other things of value from any person or entity that does business with or on behalf of the Adviser or the Investment Companies/Accounts which in total could reasonably be valued above $100. However, this policy does not apply to customary business meals or entertainment, or promotional items (e.g., pens, mugs, caps, T-shirts, etc.) which are consistent with customary business practices in the industry.

     (d)  Limitations on Serving on Other Companies' Boards of Directors.  No
          --------------------------------------------------------------
          Access Person shall become a member of a board of directors of a publicly traded company except with the written consent of the Compliance Officer upon his determination that such service would be consistent with the interests of the Accounts. No Access Person who is a director of such a company shall engage in any personal securities transaction involving the securities of such company, unless the Access Person has received written approval to trade from the company's management, in light of their procedures designed to prevent the misuse of material, nonpublic information by company insiders.

Prohibitions Applicable Only To Investment Personnel
----------------------------------------------------

     (e)  Prohibition Against Certain Securities Transactions.  All Investment
          ---------------------------------------------------
          Personnel are prohibited from purchasing or selling any Security (or equivalent Security) within 7 calendar days before or after an Account that he or she manages purchases or sells that Security.

     (f)  Prohibition Against Short-Swing Trading.  All Investment Personnel are
          ---------------------------------------
          prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. This prohibition shall not apply to exchange-traded stock options that are purchased for the purpose of establishing a bona fide position hedge on Securities held in excess of 60 calendar days, or to options on stock indices which are composed of 100 or more securities.

     (g)  Limitations on Participation in Private Placements.  All Investment
          --------------------------------------------------
          Personnel are prohibited from acquiring any Security in a private placement without prior written approval of the Compliance Officer. No Investment Personnel who own a Security acquired in a private transaction shall be involved in the consideration of an investment in the issuer by an Account.

     (h)  Limitations on Improper Allocation of Brokerage.  All Investment
          -----------------------------------------------
          Personnel must disclose any family member(s) employed in the securities business who might be in a position to benefit as a result of the trading activity of the Accounts. It is prohibited for Investment Personnel to influence the allocation of brokerage for direct or indirect personal or familial benefit.

     (i)  Required Disclosure of Securities Holdings.  When recommending a
          ------------------------------------------
          Security for purchase or sale by an Account, Investment Personnel must disclose in writing to the Compliance Officer any ownership of a Security of the issuer, or any present or proposed business relationship with such issuer. The Investment Personnel's holdings/relationship will then be reviewed to determine whether it presents a conflict of interest that should be addressed (e.g., requiring such person to sell their holdings in the Security) prior to the Adviser effecting a purchase or sale for the Account.

IV.  EXEMPTIONS

     (a)  Exempted Securities.  The prohibitions of Section III of the code
          -------------------
          shall not apply to the following securities:

          (1)  shares of registered open-end investment companies,

          (2) securities issued or guaranteed as to principal or interest by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940), and

          (3) banker's acceptances, bank certificates of deposit, commercial paper and other money market instruments.

     (b) The prohibitions of Section III. of the Code shall not apply to the following transactions:

          (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

          (2) purchases or sales which are non-volitional on the part of the Access Person, such as Securities acquired as a result of a spin-off of an entity from a company whose Securities are owned by an Access Person, or the involuntary sale of Securities due to a merger or as the result of a company exercising a call provision on its outstanding debt;

          (3) purchases which are part of an automatic dividend reinvestment plan;

          (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

          (5) any Securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

V.   REPORTING

     (a) Within ten days of commencement of employment with the Adviser (or if not an employee, of otherwise becoming an Access Person to the Adviser), all Access Persons shall submit a written report to the Compliance Officer disclosing (i) the title, number of shares and principal amount of all of their Security holdings in which they had any direct or indirect Beneficial Ownership when they became Access Persons, (ii) the name of any broker, dealer or bank with whom the Access Persons maintained an account in which any securities were held for the direct or indirect benefit of the Access Persons when they became Access Persons, and (iii) the date that the report is submitted by the Access Persons. All Access Persons shall update this disclosure on an annual basis.

     (b) All Access Persons shall direct their brokers to supply the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of all statements for all Securities accounts.

     (c) Whether or not one of the exemptions listed in Section IV. of the Code applies, each Access Person shall file with the Compliance Officer a written report (see Appendix B) containing the information described in Section V.(d) of the Code with respect to each transaction in any Security (including exempt securities) in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security; provided, however, that an
                                                --------  -------
          Access Person shall not be required to make a report with respect to any transaction effected for any account over which he or she does not have any direct or indirect influence or control. A report may contain a statement that the report shall not be construed as an admission by the Access Person that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     (d) A report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

          (1) the date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;

          (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  the price at which the transaction was effected; and

          (4) the name of the broker, dealer or bank with or through whom the transaction was effected.

          (5)  the date that the report is submitted by the Access Person.

          Any report concerning a purchase or sale in which the Person relies upon one of the exemptions provided in Section IV. of the Code shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

     (e) The reporting requirements of Sections V.(c) and V.(d) of the Code may be satisfied by the Compliance Officer receiving all confirmations of Security transactions and/or periodic statements for an Access Person's Securities accounts. Confirmations of Security transactions and/or Security account statements received by the Compliance Officer will be distributed quarterly to Access Persons for their review to ensure that such confirmations/statements include all Security transactions required to be reported under this Code.

     (f) An Access Person will be deemed to have participated in, and must report under this Code, any Securities transactions participated in by:

          (1)  The person's spouse;

          (2)  The person's minor children;

          (3)  Any other relatives sharing the person's household;

          (4) A trust in which the person has a beneficial interest, unless such person has no direct or indirect control over the trust;

          (5)  A trust as to which the person is a trustee;

          (6)  A revocable trust as to which the person is a settler; or

          (7) A partnership of which the person is a partner (including most investment clubs) unless the person has no direct or indirect control over the partnership.


VI.  REVIEW

The Compliance Officer shall review or supervise the review of the personal Securities transactions reported pursuant to Section V. of the Code. As part of that review, each such reported Securities transaction shall be compared against the trading activity of the Accounts to determine whether a violation of Section
III. of the Code may have occurred. If the Compliance Officer determines that a violation may have occurred, he or she shall promptly submit the pertinent information regarding the transaction to the Board of Directors, who shall evaluate whether a violation of the Code has occurred, taking into account all the exemptions provided under Section IV. of the Code, and if so, whether such violation is material. The Board will consider all relevant facts and circumstances surrounding the transaction prior to making its determination. In addition, before making any determination that a material violation has occurred, Board shall give the person involved an opportunity to supply additional information regarding the transaction in question. If upon review the Board is uncertain as to whether a material violation of the Code has occurred, or if the Access Person disagrees with the determination made by the Board, the matter will be submitted to the Adviser's legal counsel for its review.


VII. SANCTIONS

If a final determination is made that a material violation of this Code has occurred, the Board may require the Access Person to disgorge to the appropriate Account or, if not related to a particular Account, a charitable organization, all or a portion of the profits resulting from the prohibited transaction. [The Compliance Officer shall provide a written report of the determination to the Board of Directors of the Adviser for such further action and sanctions as the Board deems appropriate, which sanctions may in the Board's discretion include, among other things, imposition of a monetary penalty and/or censure, suspension or termination of the Access Person. A copy of the report shall also be provided to the Board of Directors/Trustees of any investment company for which the Adviser is the investment adviser or sub-adviser which is affected by the reported transaction.

VIII. PROCEDURES FOR PREVENTING TRADING ON MATERIAL, NONPUBLIC INFORMATION

Introduction
------------

     In addition to the prohibitions set forth in Section III. of the Code which are applicable only to Access Persons of the Adviser, the Adviser forbids any
                                                                          ---
director, officer or employee (including spouses, minor children and adults living in the same household as the director, officer or employee), either personally or on behalf of others (such as Accounts managed by the Adviser) from trading on material, nonpublic information or communicating material, nonpublic information to others in violation of the securities laws. This conduct is frequently referred to as "insider trading." /1/ For a discussion of what is deemed to be "inside" information and the legal consequences of "insider" trading see Appendix I. The Adviser's policy against insider trading applies to every director, officer and employee and extends to activities within and outside their duties at the Adviser. Any questions regarding the Adviser's policies and procedures should be referred to the Compliance Officer.

     The following procedures have been established to aid the directors, officers and employees of the Adviser in avoiding insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading. Failure to comply with these procedures may result in serious sanctions by the Adviser, including dismissal for cause. If you have any questions about these procedures, you should consult the Compliance Officer.

     (a)  Contacts With Public Companies
          ------------------------------

          For the Adviser, contacts with public companies represent an important part of its research efforts. The Adviser may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a director, officer or employee of the Adviser becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect the Adviser and its Accounts, all directors, officers and employees of the Adviser should contact the Compliance Officer immediately if they believe that they may have received material, nonpublic information.


     (b)  Identifying Inside Information in the Context of Personal Securities
          --------------------------------------------------------------------
          Trading
          -------

          Before trading for yourself or others, including Accounts managed by the Adviser, in the securities of a company about which you may have potential inside information, whether obtained through the Adviser's activities or not, ask yourself the following questions:

          (1) Is the information material? Is there a substantial likelihood that a reasonable investor would consider this information important in making his or her decision to

________________
/1/ For a discussion of what is deemed to be "inside" information and the legal consequences of "insider" trading see Appendix I.

               buy, hold or sell stock? Is it reasonably certain that this information would substantially affect the market price of the securities if it were generally disclosed?

          (2) Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being filed with the U.S. Securities and Exchange Commission or published in Reuters, The Wall Street
                                                   ------------------------
               Journal or other such publications?
               -------

          (3) If your securities transactions became the subject of scrutiny, how would they be viewed after-the-fact with the benefit of hindsight? As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction in hindsight.

     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have any doubt as to whether the information is material and nonpublic, you must take the following steps:
                                                ----

          (4)  Report the matter immediately to the Compliance Officer,

          (5) Refrain from purchasing or selling the Securities on behalf of yourself or others, including Accounts managed by the Adviser,

          (6) Refrain from communicating the information inside or outside of the Adviser, other than to the Compliance Officer, and

          (7) After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

     (c)  Restricting Access to Material, Nonpublic Information
          -----------------------------------------------------

          (1)  General Procedures
               ------------------

               Material, nonpublic information in the possession of a director, officer or employee of the Adviser may not be communicated to anyone, including persons within the Adviser except to the Compliance Officer as provided in Section VIII.(b) of the Code or as is necessary for individuals to perform their duties at the Adviser. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be maintained in a secure manner; access to computer files containing material, nonpublic information should be restricted.

          (2)  Tender Offers
               -------------

               Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the U.S. Securities and Exchange Commission has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Officers, directors and employees of the Adviser should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

     (d)  Procedures Designed to Prevent and Detect Insider Trading
          ---------------------------------------------------------

          The following procedures are designed to prevent and detect insider trading within the Adviser or by the Adviser's directors, officers and employees. To prevent and detect insider trading the Compliance Officer will:

          (1) Answer questions from directors, officers and employees of the Adviser relating to the Adviser's policies and procedures.

          (2) Resolve issues of whether information received by directors, officers and employees of the Adviser is material and nonpublic.

          (3) Review on an annual basis and update as necessary the Adviser's policies and procedures to reflect changes in rules, regulations and case law.

          (4) When it has been determined that a director, officer or employee of the Adviser has material, nonpublic information on a company, the Compliance Officer will place the company on a "Restricted List" that will be maintained by the Compliance Officer.

               While a company is on the Restricted List, no director, officer or employee shall effect any transaction in the Securities of the Company, either for their own accounts or for any Accounts managed by the Adviser. The Compliance Officer will be responsible for removing a particular company from the Restricted List after having received permission for such action from
                    -----
               Adviser management, and will be responsible for making available the Restricted List and any updates to it to all Investment Personnel. The Restricted List is highly confidential and shall, under no circumstances, be discussed with or disseminated to anyone outside of the Adviser.

               Any publicly traded company for which a director, officer or employee of the Adviser is a director shall be placed on the Restricted List and shall remain on the list until their directorship is terminated and the director, officer or employee of the Adviser ceases to be an insider to the company. While a company is on the Restricted List, each of the Adviser's directors, officers and employees who is a member of the board of directors of a publicly traded company may engage in personal securities transactions involving the Securities of such company, subject to pre-clearance that will be conditioned upon obtaining documented approval to trade from such company's management, in light of their procedures designed to prevent the misuse of material, nonpublic information by company insiders.

          (5) Promptly, upon learning of a potential violation of the Adviser's policies and procedures on insider trading, prepare a written report to Adviser management with full details about the potential violation and recommendations for further action.

          (6) Provide such educational programs to familiarize directors, officers, and employees of the Adviser with the Adviser's policies and procedures on insider trading, misuse of material, nonpublic information, reporting requirements for personal securities transactions and related matters, as the Compliance Officer deems necessary.


IX.  ANNUAL REPORTING AND CERTIFICATION

     (a) On an annual basis, the Compliance Officer should provide a written report to the President and the Board of Directors of the Adviser discussing:

          (1) The Adviser's existing procedures to detect and prevent violations of the Code, its other compliance procedures, and any recommendations for improvement,

          (2) Any investigation, either internal or by a regulatory agency, of any possible violations of the Code, the resolution of such investigations and the steps taken to prevent further violations, and

          (3) The Adviser's continuing efforts to educate all directors, officers and employees of the Adviser regarding the Code, including the dates of any such educational programs presented since the last report. A copy of the report shall also be provided to the Board of Directors/Trustees of each investment company for which the Adviser is the investment adviser or sub-adviser.

     (b) On an annual basis, all directors, officers and employees of the Adviser are required to certify in writing that they have read and understand the Code of Ethics and Statement of Policies and recognize that they are subject thereto. In addition, all such persons are required to certify annually that they have complied with the requirements of the Code and that they have reported all personal securities transactions required to be reported pursuant to the Code (see Appendix C). If a director, officer or employee of the Adviser has any questions pertaining to their responsibilities under the Code, they should discuss them with the Compliance Officer prior to completing their annual certification statement.


X.   OTHER LEGAL AND REGULATORY MATTERS

     (a)  Confidentiality. All account information concerning the Adviser's
          ---------------
          clients (e.g., name, account size, specific securities held, securities trades, etc.) is absolutely confidential. Therefore, access to Account information is limited to those individuals who must have such access to perform their duties, and such information shall not be communicated to any other person either within or outside the Adviser, except with the specific consent of the client. The confidentiality of all Account information is critical to the Adviser's reputation for excellence and integrity and maintenance of the Adviser's competitive position, and any disclosure of confidential information can be expected to result in serious sanctions by the Adviser, including possible dismissal for cause.

     (b)  Bankruptcy/Criminal Offenses. The Adviser is required to notify
          ----------------------------
          regulatory organizations when certain events occur regarding its directors, officers and/or employees. Accordingly the Compliance Officer must be notified if any of the following occur with respect to a director, officer or employee:

          .    Personal bankruptcy,
          .    The bankruptcy of a corporation in which any director, officer or employee owns 10% or more of the securities, or
          .    Arrest, arraignment, indictment or conviction for, or the entry of a guilty or no contest plea for, any criminal offense (other than minor traffic violations).

     (c)  Receipt of Legal Documents.  On occasion, employees are served with
          --------------------------
          legal documents (e.g., a subpoena) for the Adviser. Upon receipt of legal documents, the Adviser's Compliance Officer or legal counsel is to be notified immediately.

     (d)  Retention of Outside Counsel.  Directors, officers and employees may
          ----------------------------
          not retain the services of outside counsel under circumstances such that the Adviser would be obligated to pay legal fees unless the Compliance Officer has granted approval for retention of such counsel in advance.

     (e)  Contact with Industry Regulators.  In the event of an inquiry from an
          --------------------------------
          industry regulator-whether via the telephone, mail or personal visit-directors, officers and employees must contact the Adviser's Compliance Officer or legal counsel as soon as possible for instructions.

     (f)  Political Contributions.  The use of funds or assets of the Adviser
          -----------------------
          for any unlawful or improper purpose is prohibited. This prohibition includes any contribution to any public official, political candidate or political entity, except as may be expressly permitted by law. This shall also preclude unlawful contributions through consultants, customers or other third parties, including payments where directors, officers or employees of the Adviser know or have reason to believe that payments made to such other third parties will be used as unlawful contributions.

          The above prohibitions relate only to the use of corporate funds and in no way are intended to discourage directors, officers or employees from making personal contributions to political candidates or parties of their choice. No such individual contribution will be reimbursed by the Adviser in any manner, directly or indirectly.

     (g)  Business Conduct.  It is the policy of the Adviser to conduct business
          ----------------
          in accordance with the applicable laws and regulations of the United States and all other individual states and countries in which the Adviser operates or has any significant contacts. Unethical business practices will subject directors, officers and employees to appropriate disciplinary action, including dismissal for cause if warranted, and may result in prosecution for violating federal, state or foreign laws.

          No payment (cash or otherwise) can be made (directly or indirectly) to any employee, official or representative of any domestic or foreign governmental agency, instrumentality, party, or candidate thereof, for the purpose of influencing any act, omission or decision by such person or entity.

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

          The Adviser's books, records and accounts must be maintained in sufficient detail as to accurately reflect the transactions and dispositions of its assets. No undisclosed or unrecorded fund or asset of the Adviser may be established for any purpose.

          Any director, officer or employee with questions about or knowledge of violations of these policies must contact the Compliance Officer or legal counsel.


XI   MISCELLANEOUS PROVISIONS

     (a) The Adviser shall maintain records in the manner and to the extent set forth below, and make such records available for examination by representatives of the U.S. Securities and Exchange Commission:

          (1) A copy of this Code and any other code which is, or at any time within in the past five years has been, in effect shall be preserved in an easily accessible place;

          (2) A record of any violation of the Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

          (3) A copy of each report made by an Access Person pursuant to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

          (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to the Code shall be maintained in an easily accessible place.

     (b) All reports of Securities transactions and any other information filed with the Adviser or furnished to any person pursuant to the Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the U.S. Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

     (c) The directors of the Adviser may from time to time adopt such interpretations of the Code and such exceptions to provisions of the Code as they deem appropriate.

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